Exhibit 10.20

JAMES RIVER GROUP HOLDINGS, LTD.

Clarendon House

2 Church Street

Hamilton HM 11 Bermuda

Dated as of November 18, 2014

Mr. Robert P. Myron

39 Julians Way

Sudbury, MA 01776

Dear Robert:

The purpose of this letter (this “Agreement”) is to confirm that we have agreed to amend and restate as of the Effective Date (as hereinafter defined) our prior agreement with respect to the terms of your continued employment by James River Group Holdings, Ltd. (f/k/a Franklin Holdings (Bermuda), Ltd.), a Bermuda company (the “Company”), which prior agreement was effective October 1, 2012 (the “Prior Agreement”).

The Company has filed a registration statement with the Securities and Exchange Commission to conduct an initial public offering (the “Offering”) of common shares of the Company, and the Company and you desire to amend and restate the Prior Agreement on such date that the Offering is consummated and immediately prior to the consummation of the Offering (the “Effective Date”).

In consideration of the mutual promises contained in this Agreement, the parties to this Agreement hereby agree as follows:

1.           EMPLOYMENT AND TERM.  Effective as of the Effective Date, the Company agrees to continue to employ you (the “Executive”) as the President and Chief Operating Officer, and Executive hereby accepts such continued employment on the terms hereinafter set forth.  The term of this Agreement shall be one year commencing as of the Effective Date and ending on the date immediately preceding the first anniversary of the Effective Date, subject to the termination provisions of Section 6.  The term of this Agreement shall thereafter be automatically renewed for additional one year periods unless written notice to the contrary shall be given by either party to the other not less than 60 days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed (“Non-Renewal Notice”), subject to the termination provisions of Section 6.  The initial term plus any renewals thereof shall hereafter be referred to as the “Term.” In furtherance of the foregoing, in the event that the Offering is not consummated on or before June 30, 2015 for any reason whatsoever, this Agreement shall not be effective and the Prior Agreement shall continue in effect pursuant to the terms thereof, except that you shall continue in your position as President and Chief Operating Officer.

2.           COMPENSATION.

(a)          Salary.  Commencing as of the Effective Date, Executive shall be paid a base salary at a rate of not less than $650,000 per year, payable in periodic installments in accordance with the Company’s normal payroll practices.

(b)          Bonus and Long-Term Incentive Plan.  For each fiscal year during the Term in which Executive is employed by the Company as of the last day of such fiscal year, Executive shall be eligible to receive such discretionary bonuses as the Board of Directors of the Company (the “Board”) (other than Executive, if Executive is a member of the Board), in its discretion, may determine based on Executive’s performance during such fiscal year, which shall be paid on or before March 15 of the subsequent fiscal year. In addition, Executive shall be eligible to participate in any long-term incentive plan of the Company in effect from time to time.

(c)          Vacation, Benefits. Executive shall also be entitled, during the Term to participate in all employee benefit plans and other fringe benefits or plans of the Company generally available to executive employees of the Company Group or generally available to the Company’s Bermuda-based executive employees, at the Company’s expense, including:

(i)          a total of six weeks of paid vacation per annum (not subject to carry over to subsequent years), which will be pro-rated for the first and last year of the Term;

(ii)         tax equalization payments pursuant to the Company’s tax equalization policies (“Tax Equalization Policies”) provided that such tax equalization payments shall be made no later than the end of the second calendar year after the year in which the Executive’s income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, the second calendar year beginning after the latest year in which the Executive’s foreign tax return or payment is required to be filed or made of the year to which the compensation subject to the tax equalization payment relates, and further provided that if the right to such tax equalization proceeds arises as a result of audit, litigation, or similar proceeding, such tax equalization payments are scheduled and made in accordance with the tax gross-up payment provisions of Treas. Reg. §1.409A-3(j)(1)(v); and

(iii)        business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures.

(d)          Housing Expense.  Company shall reimburse Executive for up to $12,000 per month for Executive’s “Housing Expense.” For purposes of this provision, “Housing Expense” means either (a) if Executive purchases a single family residence (or condominium unit) in Bermuda and lives there during the Term (a “Residence”), the scheduled monthly mortgage principle, interest payment, and property tax payments paid by Executive for such Residence for each month during the Term in which Executive resides in the Residence for the entire month, provided that the term of the mortgage is at least 15 years at prevailing interest rates and that Executive provides a copy of the mortgage and any other documentation relating to such purchase or mortgage payments as requested by the Company, or (b) the rent paid by Executive for a residence in Bermuda for each month during the Term in which Executive resides in such residence for the entire month, provided that Executive provides a copy of the lease and any other

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documentation relating to such rent payments as requested by the Company.  Such Housing Expense reimbursement payments will be made by the end of the month following the month in which documentation of the mortgage or rent payment is provided to the Company.

(e)          Reimbursements.  The amount of expenses eligible for reimbursement pursuant to this Agreement (including under Sections 2(c)(iii) and 2(d)) during any tax year of Executive shall not affect the expenses eligible for reimbursement in any other tax year.  The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit.  In no event shall the reimbursement of an eligible expense under this Agreement occur later than the earlier of (i) six months from the date of incurrence and (ii) the end of the calendar year following the calendar year in which such expense was incurred.

(f)          Chartered Aircraft.  The Company hereby agrees that from time to time Executive may travel on chartered aircraft in connection with the performance of his duties hereunder.  The Company further agrees that the Executive may continue to charter planes for business travel as is reasonably necessary to efficiently carry out his duties.

(g)          Claw-Back.  Executive acknowledges that to the extent required by applicable law or written company policy adopted by the Board to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), any bonus and other incentive compensation (if any) shall be subject to any clawback, forfeiture, recoupment or similar requirement as the Board may determine in its sole discretion is necessary or desirable to implement such law or policy.

3.           DUTIES.  Executive shall perform all duties normally associated with the position of President and Chief Operating Officer and such other reasonable duties as may be assigned to him by the Board.  Executive shall report solely and directly to the Chairman of the Board and Chief Executive Officer of the Company.  Executive will devote his entire working time, attention, and energies to carrying out and fulfilling his duties and responsibilities under this Agreement.  Executive agrees to abide by all policies applicable to employees of the Company Group adopted by the Board.  Executive’s duties will primarily be performed at the Company’s offices in Bermuda, and Executive represents that he is able and willing to engage in international travel as is necessary to perform his duties as President and Chief Operating Officer and to further the Company’s business interests.

4.           CONFIDENTIAL INFORMATION AND PRIVILEGED INFORMATION.

(a)          Executive will not at any time during the Term or thereafter:

(i)          reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Company and any of its direct or indirect subsidiaries (hereinafter referred to as “Affiliates,” and the Company, together with such Affiliates, the “Company Group”)), directly or indirectly, any

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confidential or proprietary information received or developed by him during the course of his employment. For the purposes of this Section 4(a)(i) confidential and proprietary information (“Confidential Information”) shall be defined to mean (1) all historical and pro forma projections of loss ratios incurred by the Company Group; (2) all historical and pro forma actuarial data relating to the Company Group; (3) historical and pro forma financial results, revenue statements, and projections for the Company Group; (4) all information relating to the Company Group’s systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software); (5) all information relating to the Company’s unique underwriting approach; (6) all information relating to plans for, or internal or external discussions regarding, acquisitions of or mergers with any business or line of business; (7) non-public business plans; (8) all other information relating to the financial, business, or other affairs of the Company Group including their customers; and (9) any information about any shareholder of the Company or any of its Affiliates, or any of their officers or employees, that has been furnished or made available to Executive as a result of his position with the Company.  Section 4(a)(i) shall not apply to Executive following the termination of his employment with the Company with respect to any Confidential Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive; or

(ii)         reveal, divulge, or make known to any person, firm, or corporation, or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, the name or names of any Customers (as defined in Section 5 below) of the Company Group, nor will he reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, any trade secrets or any knowledge or information concerning any business methods or operational procedures engaged in by the Company Group (collectively, “Privileged Information”); provided, however, the restrictions set forth in this Section 4(a)(ii) shall not apply to Executive following the termination of his employment with the Company with respect to any Privileged Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive.

5.           NON-COMPETITION.

(a)          Executive acknowledges and agrees that as the Company’s President and Chief Operating Officer (i) he will be responsible for and directly involved in developing customer goodwill and relationships for the benefit of the Company Group, including personal contact with customers and supervising others who contact customers and develop customer goodwill and relationships; (ii) he will be provided and have access to the Company Group’s Confidential Information and Privileged Information, and will be compensated for the development, and supervising the development, of the same and (iii) he will have unique insight into and knowledge of the skills, talents and capabilities of the Company Group’s key employees.  Executive also acknowledges and agrees that at the inception of his employment with the Company it was agreed that he would be bound by noncompetition restrictions that are similar to the restrictions in this Agreement.

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(b)          Executive agrees that during his employment by the Company he will not compete against the Company Group in any manner, including without limitation by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business (as defined below) in the Territory (as defined below), or by engaging in any conduct described in clauses (c)(i), (ii) or (iii) below.

(c)          Executive further agrees that after his employment by the Company ends for any reason, he will not during the Restricted Period (as defined below):

(i)          compete against the Company Group by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business in the Territory (as defined below);

(ii)         compete against the Company Group by soliciting any Customer (as defined below) in order to provide any goods or services to such Customer in competition against the Company Group, or by soliciting any Agent (as defined below) in order to obtain referrals from such Agent in competition against the Company Group;

(iii)        induce or persuade any Customer or Agent not to do business with, or to switch business from, or reduce business with, the Company Group;

(iv)        solicit, or assist others in soliciting, Key Employees (as defined below) to either leave the Company Group or to engage in a Competitive Business.

(d)          For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(i)          “Agent” shall mean any insurance agent, insurance broker, wholesale agent, general agent, or other person (A) that acted on behalf of any customer of the Company Group to obtain insurance from any Company Group entity or who referred any insurance business to any Company Group entity during the Final Year (as defined below) and (B) with respect to which either Executive had either (I) Confidential Information or Privileged Information or (II) account responsibility either directly or through managing employees with such account responsibility.

(ii)         “Competitive Business” shall mean the business of acquiring, holding, and/or operating excess and surplus line insurance companies, and any other material business that the Company Group is engaged in as of the date of this Agreement and as the business of the Company Group evolves during Executive’s employment with the Company.  For informational purposes only and not for the purpose of construing or restricting the scope of the term “Competitive Business,” the parties agree that the following activities in which the Company Group is currently engaged are within the scope of Competitive Business: providing workers' compensation insurance in North Carolina, South Carolina and Virginia, providing excess and surplus lines insurance in the United States and writing working layer casualty reinsurance through a reinsurance company from Bermuda.

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(iii)        “Customer” shall mean any customer of the Company Group that (A) purchased products or services from the Company during the twelve month period immediately preceding Executive’s last day of employment with the Company (the “Final Year”), and (B) about which Executive either had Confidential Information or Privileged Information or personal or management responsibility for customer contact or service.

(iv)        “Key Employees” shall mean any executive, managerial, sales, marketing, or supervisory level employees of the Company Group under Executive’s direct or indirect management authority during the Final Year.

(v)         “Restricted Period” shall mean 18 months.

(vi)        “Territory” shall mean Bermuda and each and every state or other United States jurisdiction where the Company Group is licensed or admitted at the end of the Term and/or is then in the process of seeking to be licensed.

(e)          The restrictions contained in this Section 5 shall not prevent the purchase of ownership by Executive of not more than 3% of the securities of any class of any corporation, whether or not such corporation is engaged in any Competitive Business, which are publicly traded on any securities exchange or any “over the counter” market.

6.           TERMINATION.  Executive’s employment hereunder shall terminate under the following circumstances:

(a)          Termination for Cause.  The Company may terminate the employment of Executive for Cause at any time by providing written notice to Executive specifying the cause of the termination. For the purposes of this Agreement, “Cause” means that: (i) Executive willfully violated Sections 4 or 5 of this Agreement; (ii) Executive grossly neglected his duties hereunder; (iii) Executive was convicted of a felony, or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty, or bad morals); (iv) Executive has committed an act of dishonesty, fraud, or embezzlement against any Company Group entity; (v) Executive willfully and/or knowingly breached any provision of this Agreement other than Section 4 or Section 5 in any material respect, or willfully and/or knowingly violated the Company’s written policies; or (vi) Executive willfully failed or refused to follow the lawful instructions of the Chairman or the Board that are consistent with this Agreement (“Insubordination”).  In the event that the Company provides written notice of termination for Cause pursuant to Section 6(a)(ii) or (vi), Executive shall be entitled to cure any alleged neglect of his duties or Insubordination, to the extent curable, within 30 days of receiving written notice from the Company specifying the factual basis for its belief that Executive grossly neglected his duties hereunder or engaged in Insubordination.  If Executive is terminated for Cause, Executive’s compensation shall terminate on the date of such termination, and all Company stock options, whether vested or unvested at that time, shall be immediately forfeited and canceled effective as of the date of such termination.

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(b)          Company Termination Without Cause; Company Non-Renewal Termination.  The Company may terminate the employment of Executive at any time without Cause, with or without prior notice.  If (i) the Company delivers a timely Non-Renewal Notice and Executive has not timely delivered a timely Non-Renewal Notice, (ii) Executive continues in employment with the Company through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, then Executive’s employment shall terminate on the last day of the Term (a “Company Non-Renewal Termination”).

(c)          Termination by Executive for Good Reason.  Executive may, at his option, terminate this Agreement for Good Reason in accordance with the terms of this Section 6(c).  “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of Executive:

(i)          A material diminution in Executive’s authority, duties or responsibilities, or requiring Executive to report directly to a person or persons other than the Chairman or the Board;

(ii)         A material diminution in Executive’s base salary;

(iii)        The Company’s requiring Executive to be based at any office or location more than 35 miles from either Sudbury, Massachusetts, Hamilton, Bermuda, Raleigh, North Carolina, or Richmond, Virginia; or

(iv)        Any action or inaction by the Company which constitutes a material breach of the terms of this Agreement;

and, in each case, the failure by the Company to cure such condition within the 30-day period after receipt of written notice from Executive specifying in detail the factual basis for his belief that he has Good Reason to resign (“Good Reason Notice”).  Executive must deliver a Good Reason Notice within 30 calendar days after the initial existence of a Good Reason condition, and, if the Company fails to timely cure such Good Reason condition, Executive must terminate his employment within one year after the initial existence of such Good Reason condition, and any failure by Executive to timely comply with either of these requirements shall constitute a waiver of Executive’s right to resign for Good Reason for such condition.

(d)          Termination due to Death or Disability.  Executive’s employment hereunder shall terminate upon his death.  The Company may terminate Executive’s employment if he is prevented from performing his responsibilities under this Agreement because of “Disability.” A “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or

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disability insurance benefit plan covering Company employees (“Disability Plan”).  If Executive is unable to perform his responsibilities, by reason of any accident, illness, or mental, or physical impairment, for a period that is reasonably anticipated by the Company to be longer than the waiting period in the Disability Plan, then, at the Company’s request, Executive shall promptly apply for such income replacement benefits.

(e)          Expiration of Term.  If (i) Executive delivers a timely Non-Renewal Notice pursuant to Section 1 (whether or not the Company has timely delivered a timely Non-Renewal Notice), (ii) Executive continues in employment with the Company through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, then Executive’s employment shall terminate on the last day of the Term.

7.           COMPENSATION AND BENEFITS UPON TERMINATION.

(a)          If, during the Term, the Company terminates Executive’s employment without Cause, there is a Company Non-Renewal Termination, or Executive terminates his employment for Good Reason, then:

(i)          as soon as practicable following such termination but no later than ten days after the Termination Date (as defined below), the Company shall pay to Executive his accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date (the “Accrued Obligations”);

(ii)         within 45 days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date;

(iii)        any accrued but unpaid Tax Equalization Policy obligations of the Company shall be paid in accordance with such policy; and

(iv)        subject to the execution and delivery of a general release (which release shall not alter or result in the waiver of Executive’s right to exercise the portion of any Company stock option that vested through the Termination Date, or any rights under this Section 7(a)) in a form acceptable to the Company within thirty (30) days after the Termination Date (the “Release Expiration Date”), which release has not been revoked, Executive is entitled to receive:

(1)         a gross amount equal to (x) Executive’s base salary in effect on the Termination Date divided by (y) 12, per month, subject to any applicable deductions and withholdings, for a period of 36 months after the Termination Date, which shall be paid in periodic installments in accordance with the Company’s normal payroll practices in effect as of the Termination Date commencing on the first payroll cycle which is at least 45 days after the Termination Date, unless such payments are required to be delayed pursuant to Section 8 below;

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(2)         the continuation of coverage under all employee benefit insurance plans in which Executive was a participant as of the Termination Date, to the extent such post-employment coverage is authorized by such plans, at the Company’s expense for a period of 12 months after the Termination Date, provided, however if post-employment coverage is not authorized under the Company’s health insurance plan, then the Company will pay Executive the premium cost for health insurance coverage that the Company would have paid if Executive had continued being a participant in the Company’s health insurance plan during such twelve month period, and such amount shall be paid at the time such premiums would have been paid if Executive had continued being a participant in the Company’s health insurance plan during such twelve month period; and

(3)         any unpaid discretionary bonus awarded to Executive for the year prior to the year in which the Termination Date occurs, which shall be paid in a lump sum on the normal bonus payment date.

(v)         In the event that Employee fails to execute the Release on or prior to the Release Expiration Date, Employee shall not be entitled to any payments or benefits pursuant to Section 7(a)(iv).  Notwithstanding the foregoing, if the Release could become effective during the calendar year following the calendar year of the Termination Date, then no such payments that constitute “deferred compensation” under Internal Revenue Code Section 409A shall be made earlier than the first day of the calendar year following the calendar year of the Termination Date.

(b)          If Executive’s employment is terminated as a result of death or by the Company for Cause or because of Disability, or if a termination of employment occurs as a result of Executive’s delivering a timely Non-Renewal Notice:

(i)          within ten days following the Termination Date, the Company shall pay to Executive the Accrued Obligations;

(ii)         within 45 days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date; and

(iii)        any accrued but unpaid Tax Equalization Policy obligations of the Company shall be paid in accordance with such policy.

(c)          Except for payments provided under Sections 7(a)(i), 7(a)(ii), 7(a)(iii) and 7(b), all compensation and benefits paid pursuant to this Section 7 shall cease and Executive shall promptly return any amount paid under Section 7(a)(iv) to the Company if Executive violates any of the terms of Sections 4 or 5 above during the Restricted Period. In addition to these remedies, the Company shall have all other remedies provided by this Agreement and by law for the breach of Sections 4 or 5 above.

(d)          For purposes of this Agreement, “Termination Date” means the date of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”).”

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(e)          Executive’s rights with respect to the vesting and exercise of Company stock options after the Termination Date for any termination of employment other than a termination for Cause shall be governed by option agreements between Executive and the Company and the Incentive Plan.

8.           409A COMPLIANCE.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A).  Notwithstanding anything else contained in this Agreement to the contrary, if Executive is a “specified employee” under the Company’s specified employee policy as in effect on the Termination Date, or if no such policy is then in effect, within the meaning of Section 409A, any payment required to be made to Executive hereunder upon or following the Termination Date shall be delayed until after the six-month anniversary of Executive’s “separation from service” (as such term is defined in Section 409A) to the extent necessary to comply with, and avoid imposition on Executive of any additional tax, interest, or penalty imposed under, Section 409A.  Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten-day period following the six-month anniversary of the Termination Date.  Each payroll period payment described in Section 7(a)(iv)(1) shall be treated as a separate payment for purposes of Section 409A.

9.           UNIQUENESS OF SERVICES; ACKNOWLEDGEMENTS.  Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique, and extraordinary character; involve access to and development of Confidential Information and Privileged Information; involve developing and protecting customer relationships and goodwill; and that it would be difficult or impossible to replace such services and that, by reason thereof, Executive agrees and consents that if he violates any of the provisions of Sections 4 and 5 of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Executive from committing or continuing any violation of Sections 4 and 5 of this Agreement.

10.         FURTHER ACKNOWLEDGEMENTS.  Executive further acknowledges and agrees that the restrictions contained in Sections 4 and 5 above are reasonable and necessary to protect the legitimate interest of the Company Group, in view of, among other things, the short duration of the restrictions; the narrow scope of the restrictions; the Company Group’s interests in protecting its trade secrets, Confidential Information, and Privileged Information (which Executive agrees would be useful to competitors for more than 18 months) and its customer relationships and goodwill; Executive’s background and capabilities which will allow him to seek and accept employment without violation of the restrictions; Executive’s opportunity to acquire a substantial equity interst in the Company through the award of restricted stock and stock options and other equity based awards; and Executive’s entitlements under this Agreement.  If any provision contained in Sections 4 or 5 above is adjudged unreasonable by a court of competent jurisdiction or arbitrator in any proceeding, then such provision shall be deemed modified as provided in Sections 4 or 5 above or by reducing the scope of such provision, the period of time during which such provision is applicable and/or the geographic area to which

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such provision applies, to the extent necessary for such provision to be adjudged reasonable and enforceable.

11.         NOTICES.  Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three days after it is mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, addressed to the party for whom intended at such party’s address set forth above or to such other address as such party may designate by notice in writing given in the manner provided herein.

12.         SECTION HEADINGS.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

13.         ENTIRE AGREEMENT; AMENDMENTS; COUNTERPARTS.  This Agreement constitutes the entire agreement and understanding between Executive and the Company with respect to the subject matter hereof and shall supersede any and all other prior agreements and understandings, whether oral or written, relating thereto or the employment of Executive by the Company, including without limitation the Prior Agreement.  This Agreement may not be rescinded, modified, or amended, unless an amendment is agreed to in a writing signed by Executive and by the Chairman or an officer of the Company specifically authorized by the Board (other than Executive), and any waiver shall be set forth in writing and signed by the party to be charged.  This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.

14.         PARTIAL INVALIDITY.  The invalidity or unenforceability, by statute, court decision, or otherwise, of any term or condition of this Agreement shall not affect the validity or enforceability of any other term or condition hereof.

15.         GOVERNING LAW.  This Agreement shall be construed and administered in accordance with the laws of Bermuda, without regard to the principles of conflicts of law which might otherwise apply.

16.         ASSIGNABILITY.  This Agreement may not be assigned by Executive, and any purported assignment by Executive shall be null and void.  All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Company and its successors (including without limitation any successor to the Company’s business as the result of a merger or consolidation of the Company, whether or not the Company survives such merger or consolidation) and assigns.   Successors to the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company whether by merger, consolidation, purchase, or otherwise and such successor shall thereafter be deemed the “Company” for purposes hereof.

17.         DISPUTE RESOLUTION.

(a)          Arbitration. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration

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Association (or any like organization successor thereto) in either Bermuda or the city of Raleigh, North Carolina; provided, however, that either party may seek temporary or preliminary relief with respect to appropriate matters (including, without limitation, enforcement of Sections 4 and 5 above) from a court in aid of arbitration.  Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the American Arbitration Association in as expedited a manner as is then permitted by such rules (the “Arbitration”).  Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment, and/or award rendered through such Arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings.  This Section 17(a) is without prejudice to the Executive’s statutory right to complain to an employment inspector and/or employment tribunal under Bermuda’s Employment Act 2.

(b)          Procedure.  Such Arbitration may be initiated by written notice from either party to the other which shall be a compulsory and binding proceeding on each party.  The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the American Arbitration Association.  Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within 30 days following completion of the Arbitration.

(c)          Venue and Jurisdiction.  Any action to compel arbitration hereunder or otherwise relating to this Agreement shall be brought exclusively in either a Bermuda court or a state court or federal court located in Raleigh, North Carolina, provided that, with respect to an action brought in North Carolina, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court, and the Company and Executive hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.

(d)          Waiver of Jury Trial.  IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY.

18.         COOPERATION.  Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment hereunder by the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of Executive’s employment, the Company shall reimburse Executive for expenses reasonably incurred in

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connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs. Notwithstanding anything to the contrary, in the event the Company requests cooperation from Executive after his employment with the Company has terminated and at a time when Executive is not receiving any severance pay from the Company, Executive shall not be required to devote more than 40 hours of his time per year with respect to this Section 18, except that such 40 hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.

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Kindly indicate your acceptance of this Agreement by signing and returning a copy of this letter to the Company.

Very truly yours,

JAMES RIVER GROUP HOLDINGS, LTD.

By:	/s/ J. Adam Abram
	Name:	J. Adam Abram
	Title:	Chairman of the Board of Directors and Chief Executive Officer

ACCEPTED AND AGREED TO AS OF
THIS 18 DATE OF NOVEMBER, 2014

/s/ Robert P. Myron
Robert P. Myron

[Signature Page to Amended and Restated Employment Agreement]